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                                                                   Exhibit 3
                                                                   ---------

               [THIRD POINT MANAGEMENT COMPANY L.L.C. LETTERHEAD]



VIA FACSIMILE AND US MAIL

April 17, 2001

Mr. William P. Stiritz,
Chief Executive Officer
Agribrands International Inc.
9811 South Forty Drive
St. Louis, MO  63124

Dear Mr. Stiritz:

Third Point Management Company L.L.C., as general partner of Third Point Partners L.P. and its affiliates recently sold shares in Agribrands taking its stake below the 5% level and thus requiring us to file an amended Schedule 13D.

On behalf of all Third Point's investors, I offer my praise and support for choosing a course of action consistent with the suggestions offered in my letter of September 8, 2000 attached to the original Schedule 13D filing of September 15, 2000. The sale of Agribrands to Cargill certainly enhances your evolving reputation as a manager committed to shareholder value.


Sincerely,

/s/ Daniel S. Loeb

Daniel S. Loeb
Managing Member